Exhibit 99.1

FOR IMMEDIATE RELEASE

Violin Memory Appoints Vic Mahadevan to Board of Directors

SANTA CLARA, CA—APRIL 14, 2014 – Violin Memory, Inc., (NYSE: VMEM) a leading provider of flash storage arrays and appliances delivering application solutions for the enterprise, today announced the appointment of Vic Mahadevan to its Board of Directors, effective immediately. Mahadevan has been appointed to the class of directors that will stand for election at the Company’s 2015 Annual Meeting of Stockholders. With his appointment, Violin Memory has expanded its board from seven directors to eight, seven of whom are non-management directors.

“We are pleased to welcome Vic to our Board, and we look forward to benefitting from his insights and contributions,” said Kevin DeNuccio, president and chief executive officer. “His significant senior management experience in the industry, specifically in the enterprise storage space as Chief Strategy Officer for NetApp, will be invaluable as we continue to push forward with our strategic initiatives to improve execution, continue to lead the storage market with our technology, and drive sustainable long-term growth.”

“I am honored to join Violin Memory’s Board of Directors,” said Mahadevan. “Violin is a great company with unmatched enterprise and cloud storage solutions, a rapidly expanding customer base, and significant growth opportunities in the evolving market for enterprise flash solutions. I look forward to working with the board as Violin embarks on its next phase of growth and works to generate value for all Violin Memory stockholders.”

In connection with today’s announcement, Violin Memory has entered into an agreement with Clinton Group, Inc. (the “Clinton Group”). Under the agreement, the Clinton Group will, among other things, vote its shares in favor of the election of the Company’s slate of directors at the Company’s 2014 Annual Meeting of Stockholders. In addition, the Clinton Group has agreed to customary standstill provisions. The agreement will be filed in a form 8-K with the Securities and Exchange Commission later today.

“We are supportive of the steps the Board of Directors and management have taken to reorient the Company to an improved strategy for achieving growth and profitability,” said Joseph A. De Perio, Senior Portfolio Manager of Clinton Group, Inc. “We appreciate Violin Memory’s willingness to engage constructively with stockholders, and we believe Vic Mahadevan’s significant domain expertise and experience will benefit all of Violin Memory’s stockholders.”

In addition, Violin Memory announced that it is postponing the Company’s 2014 Annual Meeting of Stockholders to a date to be later determined by the Board. Violin Memory had previously disclosed on Form 8-K on March 13, 2014, that it established May 23, 2014 as the date for its 2014 Annual Meeting, the Company’s first Annual Meeting as a public company.

About Vivekanand Mahadevan

Vivekanand Mahadevan has been an independent business consultant since March 2012. Mahadevan was previously the Chief Strategy Officer for NetApp, Inc., a supplier of enterprise storage and data management software and hardware products and services, from November 2010 until February 2012 and prior to that time served as Vice President of Marketing for LSI Corporation, an electronics company that designs semiconductors and software that accelerate storage and networking, from January 2009 to September 2010. Prior to LSI Corporation, he was Chief Executive Officer for Deeya Energy, Inc., a company that develops and manufactures stationary electrical energy storage solutions, from December 2007 to July 2008. Mahadevan has also held senior management positions with leading storage and systems management companies including BMC Software, Compaq, Ivita, and Maxxan Systems. Mahadevan also currently serves on the board of directors of Overland Storage, Inc., a provider of data management and data protection products, where he has served since November 2012.

About Violin Memory, Inc.

Business in a Flash. Violin Memory transforms the speed of business with high performance, always available, low cost management of critical business information and applications. Violin’s All Flash optimized solutions accelerate breakthrough CAPEX and OPEX savings for building the next generation data center. Violin’s Flash Fabric Architecture (FFA) speeds data delivery with chip-to-chassis performance optimization that achieves lower consistent latency and cost per transaction for Cloud, Enterprise, and Virtualized mission-critical applications. Violin’s All Flash Arrays and Appliances, and enterprise data management software solutions enhance agility and mobility while revolutionizing datacenter economics. Founded in 2005, Violin Memory is headquartered in Santa Clara, California. For more information, visit www.violin-memory.com. Follow us on Twitter at twitter.com/violinmemory

About Clinton Group, Inc.

Clinton Group, Inc. is a diversified asset management firm that is a Registered Investment Advisor. The firm has been investing in global markets since its inception in 1991 with expertise that spans a wide range of investment styles and asset classes.

Forward Looking Statements

This public announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to the settlement agreement with the Clinton Group and Violin Memory’s strategic plans, growth and profitability. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: Violin Memory’s history of large purchases by a limited number of customers; its limited operating history, particularly as a new public company; risks associated with a transition in executive leadership; its relationship with Toshiba as its sole supplier of flash-based memory; as well as general market, political, economic and business conditions. Additional risks and uncertainties that could affect Violin Memory’s financial results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in the company’s quarterly report on Form 10-Q, which was filed with the U.S. Securities and Exchange Commission, and is available on the Company’s investor relations website at investor.violin-memory.com and on the SEC’s website at www.sec.gov. All forward-looking statements in this public announcement are based on information available to the Company as of the date hereof, and Violin Memory does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

All Violin Memory news releases (financial, acquisitions, manufacturing, products, technology, etc.) are issued exclusively by Business Wire and are immediately thereafter posted on the company’s external website, www.violin-memory.com. Violin, Violin Memory and the Violin Memory logo are trademarks of Violin Memory, Inc. in the U.S. and other countries. All other brand or product names used in this public announcement may be trademarks of their respective owners.

Contacts:

Investor Relations

650-396-1525

ir@vmem.com

Media

Eastwick

Suzanne Chan, 415-820-4165

violin@eastwick.com

Joele Frank, Wilkinson Brimmer Katcher

Matthew Sherman / Mahmoud Siddig

212-355-4449